Exhibit 99.2

CONTACTS

Justine E. Koenigsberg	Daniella M. Lutz
Director, Corporate Communications	Corporate Communications Specialist
(617) 349-0271	(617) 349-0205

FOR IMMEDIATE RELEASE

TKT ANNOUNCES FIRST QUARTER 2004 RESULTS

- Replagal Sales Increase 43% Over First Quarter of 2003 -

Cambridge, MA, April 27, 2004 – Transkaryotic Therapies, Inc. (Nasdaq: TKTX) announced today its consolidated financial results for the three months ending March 31, 2004. For the first quarter, sales of Replagal™ (agalsidase alfa), TKT’s enzyme replacement therapy for the treatment of Fabry disease, were approximately $17.4 million. Sales increased by approximately 43% over the $12.2 million in sales the company recognized in the first quarter of 2003. Foreign currency fluctuations contributed $2.4 million to first quarter 2004 product sales as compared to the first quarter of 2003. Sales in the first quarter of 2004 increased 12% compared with the fourth quarter of 2003. A reversal of a 2003 price discount accrual during the first quarter of 2004 contributed approximately $0.5 million to first quarter 2004 product sales as the company determined it was no longer probable that this amount would be paid to customers.

Total operating expenses were $31.9 million for the first quarter of 2004 and decreased by 17% from the first quarter of 2003. The decrease was due primarily to the company’s restructuring, initiated in the first quarter of 2003, which reduced costs and narrowed the scope of its research initiatives. As a result of the restructuring, TKT recorded a restructuring charge of approximately $3.6 million for the quarter ended March 31, 2003. In the first quarter of 2004, the company recorded $861,000 in ongoing restructuring charges primarily related to ongoing facility lease commitments.

The net loss for the first quarter was approximately $14.2 million, or $0.41 per share, compared to a net loss of approximately $25.9 million, or $0.75 per share, for the corresponding period in 2003. As of March 31, 2004, TKT had approximately $164.6 million in cash and marketable securities.

Commenting on the first quarter of 2004, Michael J. Astrue, President and Chief Executive Officer of TKT said, “2004 has been a year of significant progress for TKT. We have regained rights to Dynepo outside the United States, completed patient enrollment in the Hunter syndrome pivotal trial, initiated enrollment for the GA-GCB trial, received Canadian approval of Replagal, and continued to increase Replagal sales in Europe. Our goal is to generate revenue from three products in 2006.”

Conference Call and Webcast:

TKT invites the public to participate on a conference call and live webcast with investment analysts beginning today, April 27, 2004 at 10:00 a.m. Eastern Time to discuss its first quarter 2004 financial results and its outlook for the balance of 2004. To participate by telephone, dial (973) 317-5319. A live audio webcast can be accessed on the TKT web site at www.tktx.com within the Investor Information section. A replay of the call will be available for two weeks beginning at 1:00 p.m. Eastern Time on April 27, 2004 by dialing (973) 709-2089 and using the access code: 350896. A replay of the webcast will be archived on the TKT web site under Events in the Investor Information section for one year.

Product Development and Business Activities:

The following is a summary of selected highlights during the period January 1, 2004 through April 27, 2004.

Replagal for Fabry Disease

•	TKT made the decision in January 2004 to discontinue its efforts to seek U.S. approval of Replagal (agalsidase alfa), TKT’s enzyme replacement therapy for Fabry disease, where orphan drug exclusivity excludes it from the market until April 2010.

•	Health Canada approved Replagal in February 2004. Canada became the twenty-eighth country to approve Replagal.

•	TKT hired a country manager, based in Toronto, to support Canadian launch activities with overall responsibility for Replagal sales and marketing initiatives. The company also signed an exclusive agreement with Paladin Labs of Montreal for distribution of Replagal in Canada and certain post-marketing activities, such as medical information support and reimbursement.

Dynepo™ for Anemia Associated with Kidney Disease

•	TKT announced in March 2004 that it had regained exclusive rights to its Dynepo (epoetin delta) product outside the United States. Dynepo received marketing approval in the European Union in March 2002. Subject to the establishment of manufacturing and commercial capabilities for Dynepo in the European Union, TKT expects to offer Dynepo for commercial sale in the Europe Union in late 2005 or early 2006.

Iduronate-2-Sulfatase for Hunter Syndrome

•	TKT completed enrollment in its pivotal trial evaluating its enzyme replacement therapy, Iduronate-2-sulfatase (I2S), for the treatment of Hunter syndrome in early March 2004. A total of ninety-six patients enrolled in the study, exceeding the company’s target of ninety patients. TKT expects top-line results from this twelve-month study in the second quarter of 2005 and that if the results are positive, the company expects to submit applications for marketing approval in the United States and the European Union during the second half of 2005.

GA-GCB for Gaucher Disease

•	TKT initiated a Phase I/II clinical trial in April 2004 to evaluate its GA-GCB enzyme replacement therapy for Gaucher disease. The study is designed to evaluate safety and clinical activity of GA-GCB in twelve patients with Gaucher disease with completion of the trial anticipated in 2005.

Upcoming Health Care Conference Participation

•	TKT is scheduled to present at three health care conferences during the second quarter of 2004. A live audio webcast and replay of these presentations will be available through TKT’s Investor Information website at www.tktx.com:

•	On May 5, 2004 at the Deutsche Bank Securities 29th Annual Health Care Conference in Baltimore, Maryland.

•	On May 19-21 at the Banc of America Securities LLC, 2004 Health Care Conference in Las Vegas, Nevada.

•	On June 9, 2004 at the Pacific Growth Equities Life Sciences Growth Conference in San Francisco, California.

About TKT

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal™, an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. Outside its focus on rare diseases, TKT intends to commercialize Dynepo™, its Gene-Activated® erythropoietin product for anemia related to kidney disease, outside of the United States. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and Latin America. Additional information about TKT is available on the company’s website at www.tktx.com.

This press release contains forward-looking statements regarding TKT’s development of certain products, including Replagal, I2S, GA-GCB, Dynepo, and the timing of clinical trials, clinical trial results and regulatory filings, and statements regarding TKT’s financial outlook, as well as statements containing the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including: whether any of the company’s products will achieve the commercial success anticipated by the company; whether competing products will reduce the market opportunity for such products; whether I2S will be safe and effective as a treatment for Hunter syndrome; whether GA-GCB will be safe and effective as a treatment for Gaucher disease; whether TKT will be able to successfully complete clinical trials of its products; enrollment rates for clinical trials; whether the results of clinical trials, will be indicative of results obtained in later clinical trials; whether future clinical trials will be conducted and conducted on a timely basis; the ability of TKT and its collaborators to successfully complete development of its products; the ability to manufacture sufficient quantities of its products to satisfy both clinical trial requirements and commercial demand, if approved; the timing of submissions to and decisions by regulatory authorities in the United States, Europe, Japan and other countries regarding clinical trials and marketing and other applications; whether the FDA and equivalent regulatory authorities grant marketing approval for the company’s products on a timeline consistent with TKT’s expectations, or at all; the availability and extent of coverage from third party payors and the receipt of reimbursement approvals for the company’s products; whether competing products will reduce any market opportunity that may exist; whether TKT will be successful in finding a collaborator for GA-GCB; results of litigation; whether the company will be successful in establishing European manufacturing for Dynepo; and other factors set forth under the caption “Certain Factors That May Affect Future Results” in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. While the company may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if its expectations change.

Gene-Activated® is a registered trademark and Replagal™ is a trademark of Transkaryotic Therapies, Inc.
Dynepo™ is a trademark of Aventis.

- Consolidated Financial Table To Follow -

Condensed Consolidated Statements of Operations (unaudited)	Three Months Ended March 31,
(In thousands, except per share amounts)	2004	2003
Product sales	$17,372	$12,169
License and research revenues	62	14

	17,434	12,183

Operating expenses:
Cost of goods sold	2,236	3,501
Research and development	19,837	20,982
Intellectual property license expense	—	1,350
Selling, general and administrative	8,958	9,166
Restructuring charges	861	3,602

	31,892	38,601

Loss from operations before minority interest	(14,458)	(26,418)
Minority interest in net income of consolidated subsidiary	(1)	(303)

Loss from operations after minority interest	(14,459)	(26,721)
Interest income	308	776

Net loss	$(14,151)	$(25,945)

Basic and diluted net loss per share	$(0.41)	$(0.75)

Shares used to compute basic and diluted net loss per share	34,612	34,550

Condensed Consolidated Balance Sheets (unaudited)	March 31,	December 31,
(In thousands)	2004	2003
Cash and marketable securities	$164,634	$180,947
Other current assets	44,381	44,392
Property and equipment, net	64,644	61,908
Other assets	1,972	1,922

Total assets	$275,631	$289,169

Total liabilities	$33,336	$30,434
Minority interest	414	413
Total stockholders’ equity	241,881	258,322

Total liabilities and stockholders’ equity	$275,631	$289,169

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